ANNALY CAPITAL MANAGEMENT, INC.

AMENDMENT NO. 2
TO THE
AMENDED AND RESTATED DISTRIBUTION AGENCY AGREEMENT

November 3, 2022

RBC Capital Markets, LLC
200 Vesey Street
Three World Financial Center, 11th Floor
New York, New York 10281

Ladies and Gentlemen:

Reference is made to the Amended and Restated Distribution Agency Agreement, dated August 6, 2020, as amended by Amendment No. 1 to the Amended and Restated Distribution Agency Agreement on August 6, 2021 (the “Distribution Agency Agreement”), between Annaly Capital Management, Inc., a Maryland corporation (the “Company”) and RBC Capital Markets, LLC (the “Sales Agent”), pursuant to which the Company agreed to issue and sell from time to time through or to the Sales Agent, as sales agent and/or principal, shares of its common stock, $0.01 par value per share (the “Common Stock”), on terms set forth therein. The Company also concurrently entered into separate distribution agency agreements, as amended by Amendment No. 1 to the Amended and Restated Distribution Agency Agreement on August 6, 2021 (the “Amended and Restated Alternative Agreements”) with BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Keefe, Bruyette & Woods, Inc., UBS Securities LLC and Wells Fargo Securities, LLC (each, an “Alternative Agent,” and together with the Sales Agent, the “Agents”), to issue and sell from time to time through each Alternative Agent, as sales agent and/or principal, shares of the Company’s Common Stock on the terms set forth in Amended and Restated Alternative Agreements, each entered into concurrently and dated of even date with the Distribution Agency Agreement. All capitalized terms used in this Amendment No. 2 to the Distribution Agency Agreement between the Company and the Sales Agent (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to them in the Distribution Agency Agreement. Whereas the Company contemplates filing a new prospectus supplement relating to $1,500,000,000 of shares of its Common Stock to issue and sell from time to time through or to the Sales Agent, on the terms set forth in the Distribution Agency Agreement, the Company and the Sales Agent agree to amend the Distribution Agency Agreement herein as follows. The Company is concurrently entering into separate amendments to the Amended and Restated Alternative Agreements with each Alternative Agent.

A.    Amendments to Distribution Agency Agreement.  The Distribution Agency Agreement is amended as follows (and except as specifically amended will otherwise remain in effect):

1.    The second sentence of Section 4(a)(i) of the Distribution Agency Agreement is hereby deleted and replaced with the following:

“The Company will designate the maximum amount of the Shares to be sold by the Sales Agent daily as agreed to by the Sales Agent and in any event not in excess of the amount available for issuance under the currently effective Registration Statement relating to the sale of up to $1,500,000,000 of Shares as described in the prospectus supplement dated November 3, 2022 or any Registration Statement filed pursuant to Section 5(g), or in a number in excess of the number of Shares authorized from time to time to be issued and sold under this Agreement by the Company’s board of directors, or a duly authorized committee thereof, and notified to the Sales Agent in writing (a “Placement Notice”).”

B.    References to the Agreement and Amended and Restated Alternative Agreements. The parties to this Amendment agree that from and after the execution and delivery of this Amendment, references to “Agreement” or “Amended and Restated Alternative Agreements” in the Distribution Agency Agreement shall mean the Distribution Agency Agreement, as amended, and the Amended and Restated Alternative Agreements, as amended, respectively.

C.    No Other Amendments.  Except as set forth in Part A above, all the terms and provisions of the Distribution Agency Agreement shall continue in full force and effect.

D.    Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this Amendment, along with all counterparts, will become a binding agreement by and between the Sales Agent and the Company in accordance with its terms.

Very truly yours,
ANNALY CAPITAL MANAGEMENT, INC.
By: /s/ David L. Finkelstein____________
Name: David L. Finkelstein
Title: Chief Executive Officer and President

CONFIRMED AND ACCEPTED, as of the date first above written:
RBC CAPITAL MARKETS, LLC
By: /s/ Saurabh Monga
Name: Saurabh Monga
Title: Managing Director